Exhibit 99.1

Aptar Reports Third Quarter 2020 Results

CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--October 29, 2020--AptarGroup, Inc. (NYSE:ATR) today reported third quarter results for 2020 and provided an update related to COVID-19 including the Company’s continued supply of essential products for critical industries.

Third Quarter 2020 Summary

  Reported sales increased 8%, including positive effects of currency translation rates and recent acquisitions, and core sales increased 2%
  Strong reported and core growth in our Pharma segment
  Core sales growth in the food, personal care and home care markets
  Sales to the beauty and beverage markets continue to be impacted by COVID-19 pandemic
  Recent acquisitions are performing well
  Reported earnings per share totaled $0.95 (an increase of 12% compared to the prior year)
  Adjusted earnings per share totaled $1.00 (an increase of 3% compared to the prior year)
  Reported net income totaled $64 million (an increase of 12% compared to the prior year)
  Adjusted EBITDA totaled $157 million (an increase of 7% compared to the prior year)
  Cash flow from operations was $381 million in the first nine months of 2020 (a slight increase over the prior year)
  Free cash flow was $208 million in the first nine months of 2020 (an increase of 8% compared to the prior year)
  Declared quarterly dividend of $0.36 per share

COVID-19 Update

“As we continue to rigorously monitor the ongoing COVID-19 situation across the globe, our priorities remain the health and safety of our employees and continued production for our customers,” said Stephan Tanda, Aptar President and CEO. “Millions of people around the world rely on Aptar solutions to dispense the medicines and products they need and we are delivering on our promises to our customers.” During the pandemic, we have continuously adapted our safety and cleaning procedures and remote working protocols in accordance with the legislation or regulations applicable to each of our facilities.

Third Quarter Results

For the quarter ended September 30, 2020, reported sales increased 8% to $759 million compared to $701 million in the prior year. Core sales, excluding the impacts from changes in currency exchange rates and acquisitions, increased approximately 2%.

Third Quarter Segment Sales Analysis (Change Over Prior Year)
	Beauty + Home	Pharma	Food + Beverage	Total AptarGroup
Core Sales Growth	(5%)	11%	2%	2%
Acquisitions	7%	2%	0%	4%
Currency Effects (1)	1%	4%	0%	2%
Total Reported Sales Growth	3%	17%	2%	8%
(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.

Commenting on the quarter, Tanda said, “Overall, we had a very good quarter that speaks to the resilience of our diverse and growing end markets. Our Pharma segment reported impressive growth compared to a strong quarter a year ago. This was in part due to solid underlying demand for existing medicines during the pandemic, such as influenza vaccines, and allergy and asthma treatments, that are administered using our drug delivery devices and components for injection systems. We also performed well in other markets and grew core sales in the food, personal care and home care markets. Collectively this drove top line and earnings per share growth despite the challenges posed by the pandemic.” Aptar’s Pharma segment experienced increased broad-based demand with particularly strong growth in our injectables and active packaging divisions. Sales of consumer health care and prescription drug delivery devices increased over a particularly strong quarter a year ago. Aptar’s Beauty + Home segment benefitted from strong sales to the personal care market related to hand sanitizers and liquid soaps and increased sales to the home care market primarily related to cleaners and disinfectants. Sales to the beauty market continued to be negatively impacted by the effects of COVID-19. Aptar’s Food + Beverage segment reported positive sales growth with strong sales to the food market due to the demand for pantry staples with consumers continuing to cook at home during the pandemic. Sales to the beverage market continued to be impacted by lower demand for on-the-go beverages related to the pandemic. In addition, the effects of passing through lower resin prices to customers also affected the segment’s overall growth.

Aptar reported third quarter earnings per share of $0.95 compared to $0.85 during the same period a year ago, an increase of 12%. Current year adjusted earnings per share, excluding restructuring expenses and acquisition-related costs, were $1.00 and increased 3% from the prior year adjusted earnings per share, including comparable exchange rates, of $0.97.

Year-to-Date Results

For the nine months ended September 30, 2020, reported sales of $2.18 billion were in line with $2.19 billion reported a year ago. The core sales decline of 2% and the negative effects of currency translation rates were offset by the positive contribution from acquisitions.

Nine Months Year-to-Date Segment Sales Analysis (Change Over Prior Year)
	Beauty + Home	Pharma	Food + Beverage	Total AptarGroup
Core Sales Growth	(9%)	8%	(5%)	(2%)
Acquisitions	4%	3%	0%	3%
Currency Effects (1)	(2%)	0%	(2%)	(1%)
Total Reported Sales Growth	(7%)	11%	(7%)	0%
(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.

Tanda commented on the year-to-date results, “Our Pharma segment continued to perform very well through the first nine months of the year on top of a very strong period a year ago. Our Beauty + Home and Food + Beverage segments experienced a more difficult first nine months due to the impacts of COVID-19. However, we saw progressive signs of improvement for Beauty + Home and positive results for Food + Beverage as we moved further into the year. We are also very pleased with the performance of our recent acquisitions, in particular FusionPKG and Noble.”

For the nine months year-to-date, Aptar’s reported earnings per share were $2.42, and down 17%, compared to $2.93 reported a year ago. Current year adjusted earnings per share, which exclude restructuring costs and acquisition-related expenses, were $2.72 and down 14% from prior year adjusted earnings per share, including comparable exchange rates, of $3.15.

Strong Cash Flow

Cash generated from operations for the nine months year-to-date reached $381 million and was a slight improvement over the prior year primarily due to better working capital management. The company generated $208 million of free cash flow (cash flow from operations less capital expenditures) for the first nine months of 2020, an increase of 8% over $194 million in the prior year. Tanda commented, “We continue to generate free cash flow above the prior year levels which is a testament to our resilient business, especially during difficult economic conditions.”

Outlook

“We expect the company to continue to achieve core sales growth in the fourth quarter. Rising demand in many end markets is expected to more than offset COVID-19 related declines in some of our other end markets. We are proud of the way our employees have responded to the difficult year and we are performing well. We expect our Pharma business to continue to do well with existing business and increased opportunities directly and indirectly related to the pandemic,” said Tanda.

Aptar expects earnings per share for the fourth quarter of 2020, excluding any restructuring expenses and acquisition-related costs, to be in the range of $0.84 to $0.92. This guidance is based on an effective tax rate range of 27% to 29%.

Cash Dividend

As previously announced, the Board declared a quarterly cash dividend of $0.36 per share. The payment date is November 18, 2020, to stockholders of record as of October 28, 2020.

Open Conference Call

There will be a conference call on Friday, October 30, 2020 at 8:00 a.m. Central Time to discuss the Company’s third quarter results for 2020. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptar.com. Replay of the conference call can also be accessed for a limited time on the Investor Relations page of the website.

About Aptar

Aptar is a global leader in the design and manufacturing of a broad range of drug delivery, consumer product dispensing and active packaging solutions. Aptar uses insights, design, engineering and science to create dosing, dispensing and protective technologies for the world’s leading brands, in turn making a meaningful difference in the lives, looks, health and homes of millions of people around the world. Aptar’s innovative solutions and services serve a variety of end markets including pharmaceutical, beauty, personal care, home, food and beverage. Aptar is headquartered in Crystal Lake, Illinois and has 14,000 dedicated employees in 20 countries. For more information, visit www.aptar.com.

Presentation of Non-GAAP Information

This press release refers to certain non-GAAP financial measures, including current year adjusted earnings per share and adjusted EBITDA, which exclude the impact of business transformation charges (restructuring initiatives), acquisition-related expenses and certain purchase accounting adjustments related to acquisitions and investments. Core sales and adjusted earnings per share also neutralize the impact of foreign currency translation effects when comparing current results to the prior year. Non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures provided by other companies. Aptar’s management believes these non-GAAP financial measures provide useful information to our investors because they allow for a better period over period comparison of operating results by removing the impact of items that, in management’s view, do not reflect Aptar’s core operating performance. These non-GAAP financial measures also provide investors with certain information used by Aptar’s management when making financial and operational decisions. Free cash flow is calculated as cash provided by operating activities less capital expenditures. We use free cash flow to measure cash flow generated by operations that is available for dividends, share repurchases, acquisitions and debt repayment. We believe that it is meaningful to investors in evaluating our financial performance and measure our ability to generate cash internally to fund our initiatives. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial results but should be read in conjunction with the unaudited condensed consolidated statements of income and other information presented herein. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is included in the accompanying tables. Our outlook is provided on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled, such as exchange rates, or reliably predicted because they are not part of the Company's routine activities, such as restructuring and acquisition costs.

This press release contains forward-looking statements, including certain statements set forth under the “Outlook” section of this press release and statements regarding the anticipated impact of the COVID-19 pandemic. Words such as “expects,” “anticipates,” “believes,” “estimates,” “future,” “potential” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on our beliefs as well as assumptions made by and information currently available to us. Accordingly, our actual results or other events may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist in our operations and business environment including, but not limited to: outbreaks of pandemics, including the impact of the COVID-19 pandemic on our global supply chain and our global customers and operations; the successful integration of acquisitions and the achievement of the expected benefits of acquisitions and investments; the impact of tax reform legislation including changes in tax rates and other tax-related events or transactions that could impact our effective tax rate; the execution of the business transformation plan; economic conditions worldwide including potential deflationary or inflationary conditions or economic downturn or uncertainty in regions we rely on for growth as a result of the COVID-19 pandemic or otherwise; political conditions worldwide; significant fluctuations in foreign currency exchange rates; changes in customer and/or consumer spending levels; financial conditions of customers and suppliers; consolidations within our customer or supplier bases; fluctuations in the cost of materials, components and other input costs; the availability of raw materials and components; our ability to successfully implement facility expansions and new facility projects; our ability to increase prices, contain costs and improve productivity; changes in capital availability or cost, including interest rate fluctuations; volatility of global credit markets; cybersecurity threats that could impact our networks and reporting systems; fiscal and monetary policies and other regulations; direct or indirect consequences of acts of war or terrorism; and work stoppages due to labor disputes. For additional information on these and other risks and uncertainties, please see our filings with the Securities and Exchange Commission, including the discussion under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K and Form 10-Qs. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(In Thousands, Except Per Share Data)
Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

Net Sales	$759,153	$701,278	$2,180,011	$2,188,399
Cost of Sales (exclusive of depreciation and amortization shown below)	479,672	444,237	1,372,630	1,382,810
Selling, Research & Development and Administrative	121,850	111,559	371,407	346,526
Depreciation and Amortization	55,179	49,218	162,414	144,574
Restructuring Initiatives	3,415	6,019	15,585	17,286
Operating Income	99,037	90,245	257,975	297,203
Other Income/(Expense):
Interest Expense	(8,851)	(8,898)	(25,973)	(26,868)
Interest Income	249	957	599	3,738
Equity in Results of Affiliates	(256)	238	(1,383)	152
Miscellaneous, net	(1,040)	(269)	(3,375)	148
Income before Income Taxes	89,139	82,273	227,843	274,373
Provision for Income Taxes	25,404	25,504	66,998	80,684
Net Income	$63,735	$56,769	$160,845	$193,689
Net Income Attributable to Noncontrolling Interests	(19)	(19)	(37)	(20)
Net Income Attributable to AptarGroup, Inc.	$63,716	$56,750	$160,808	$193,669
Net Income Attributable to AptarGroup, Inc. per Common Share:
Basic	$0.99	$0.89	$2.50	$3.05
Diluted	$0.95	$0.85	$2.42	$2.93

Average Numbers of Shares Outstanding:
Basic	64,562	64,010	64,278	63,485
Diluted	66,922	66,702	66,483	66,163

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
($ In Thousands)
Consolidated Balance Sheets

	September 30, 2020	December 31, 2019
ASSETS

Cash and Equivalents	$226,546	$241,970
Receivables, net	593,418	558,428
Inventories	375,177	375,795
Other Current Assets	132,055	115,048
Total Current Assets	1,327,196	1,291,241
Net Property, Plant and Equipment	1,139,899	1,087,678
Goodwill	878,015	763,461
Other Assets	516,639	419,739
Total Assets	$3,861,749	$3,562,119

LIABILITIES AND EQUITY

Short-Term Obligations	$161,256	$110,247
Accounts Payable, Accrued and Other Liabilities	625,865	573,028
Total Current Liabilities	787,121	683,275
Long-Term Obligations	1,039,935	1,085,453
Deferred Liabilities	274,738	221,139
Total Liabilities	2,101,794	1,989,867

AptarGroup, Inc. Stockholders' Equity	1,759,572	1,571,916
Noncontrolling Interests in Subsidiaries	383	336
Total Equity	1,759,955	1,572,252

Total Liabilities and Equity	$3,861,749	$3,562,119

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Three Months Ended
	September 30, 2020

	Consolidated	Beauty + Home	Pharma	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$759,153	337,231	315,758	106,164	-	-

Reported net income	$63,735
Reported income taxes	25,404
Reported income before income taxes	89,139	7,944	92,202	10,884	(13,289)	(8,602)
Adjustments:
Restructuring initiatives	3,415	3,144	300	(31)	2
Transaction costs related to acquisitions	221	11	210
Adjusted earnings before income taxes	92,775	11,099	92,712	10,853	(13,287)	(8,602)
Interest expense	8,851					8,851
Interest income	(249)					(249)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	101,377	11,099	92,712	10,853	(13,287)	-
Depreciation and amortization	55,179	23,634	19,724	9,498	2,323	-
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$156,556	$34,733	$112,436	$20,351	$(10,964)	$-

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	20.6%	10.3%	35.6%	19.2%

	Three Months Ended
	September 30, 2019

	Consolidated	Beauty + Home	Pharma	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$701,278	328,182	269,251	103,845	-	-

Reported net income	$56,769
Reported income taxes	25,504
Reported income before income taxes	82,273	15,413	78,418	9,323	(12,940)	(7,941)
Adjustments:
Restructuring initiatives	6,019	5,341	168	204	306
Transaction costs related to acquisitions	708	34	520	154
Purchase accounting adjustments related to acquisitions and investments	647		647
Adjusted earnings before income taxes	89,647	20,788	79,753	9,681	(12,634)	(7,941)
Interest expense	8,898					8,898
Interest income	(957)					(957)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	97,588	20,788	79,753	9,681	(12,634)	-
Depreciation and amortization	49,218	20,687	16,793	9,047	2,691	-
Purchase accounting adjustments included in Depreciation and amortization above	(647)		(647)
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$146,159	$41,475	$95,899	$18,728	$(9,943)	$-

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	20.8%	12.6%	35.6%	18.0%

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Nine Months Ended
	September 30, 2020

	Consolidated	Beauty + Home	Pharma	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$2,180,011	961,577	914,213	304,221	-	-

Reported net income	$160,845
Reported income taxes	66,998
Reported income before income taxes	227,843	2,297	267,523	25,365	(41,968)	(25,374)
Adjustments:
Restructuring initiatives	15,585	15,375	158	147	(95)
Transaction costs related to acquisitions	4,812	4,602	210
Purchase accounting adjustments related to acquisitions and investments	4,642	3,221	1,421
Adjusted earnings before income taxes	252,882	25,495	269,312	25,512	(42,063)	(25,374)
Interest expense	25,973					25,973
Interest income	(599)					(599)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	278,256	25,495	269,312	25,512	(42,063)	-
Depreciation and amortization	162,414	70,159	56,232	28,031	7,992	-
Purchase accounting adjustments included in Depreciation and amortization above	(3,367)	(2,700)	(667)
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$437,303	$92,954	$324,877	$53,543	$(34,071)	$-

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	20.1%	9.7%	35.5%	17.6%

	Nine Months Ended
	September 30, 2019

	Consolidated	Beauty + Home	Pharma	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$2,188,399	1,037,921	823,891	326,587	-	-

Reported net income	$193,689
Reported income taxes	80,684
Reported income before income taxes	274,373	66,407	244,101	29,234	(42,239)	(23,130)
Adjustments:
Restructuring initiatives	17,286	14,869	381	826	1,210
Transaction costs related to acquisitions	1,767	34	1,579	154
Purchase accounting adjustments related to acquisitions and investments	869		869
Adjusted earnings before income taxes	294,295	81,310	246,930	30,214	(41,029)	(23,130)
Interest expense	26,868					26,868
Interest income	(3,738)					(3,738)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	317,425	81,310	246,930	30,214	(41,029)	-
Depreciation and amortization	144,574	62,101	48,623	26,149	7,701	-
Purchase accounting adjustments included in Depreciation and amortization above	(869)		(869)
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$461,130	$143,411	$294,684	$56,363	$(33,328)	$-

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	21.1%	13.8%	35.8%	17.3%

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

Income before Income Taxes	$89,139	$82,273	$227,843	$274,373

Adjustments:
Restructuring initiatives	3,415	6,019	15,585	17,286
Transaction costs related to acquisitions	221	708	4,812	1,767
Purchase accounting adjustments related to acquisitions and investments	-	647	4,642	869
Foreign currency effects (1)		3,650		302
Adjusted Earnings before Income Taxes	$92,775	$93,297	$252,882	$294,597

Provision for Income Taxes	$25,404	$25,504	$66,998	$80,684

Adjustments:
Restructuring initiatives	598	1,691	3,304	4,857
Transaction costs related to acquisitions	25	101	713	154
Purchase accounting adjustments related to acquisitions and investments	-	123	1,026	165
Foreign currency effects (1)		1,132		89
Adjusted Provision for Income Taxes	$26,027	$28,551	$72,041	$85,949

Net Income Attributable to Noncontrolling Interests	$(19)	$(19)	$(37)	$(20)

Net Income Attributable to AptarGroup, Inc.	$63,716	$56,750	$160,808	$193,669

Adjustments:
Restructuring initiatives	2,817	4,328	12,281	12,429
Transaction costs related to acquisitions	196	607	4,099	1,613
Purchase accounting adjustments related to acquisitions and investments	-	524	3,616	704
Foreign currency effects (1)		2,518		213
Adjusted Net Income Attributable to AptarGroup, Inc.	$66,729	$64,727	$180,804	$208,628

Average Number of Diluted Shares Outstanding	66,922	66,702	66,483	66,163

Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$0.95	$0.85	$2.42	$2.93

Adjustments:
Restructuring initiatives	0.05	0.06	0.19	0.19
Transaction costs related to acquisitions	-	0.01	0.06	0.02
Purchase accounting adjustments related to acquisitions and investments	-	0.01	0.05	0.01
Foreign currency effects (1)		0.04		-
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$1.00	$0.97	$2.72	$3.15

(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings and earnings per share using current period foreign currency exchange rates.

AptarGroup, Inc.
Reconciliation of Free Cash Flow to Net Cash Provided by Operations (Unaudited)
(In Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

Net Cash Provided by Operations	$153,741	$159,241	$381,427	$380,381

Less:
Capital Expenditures	$50,379	$62,067	$173,365	$186,841
Free Cash Flow	$103,362	$97,174	$208,062	$193,540

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ending
	December 31,
	Expected 2020	2019

Income before Income Taxes		$67,696

Adjustments:
Restructuring initiatives		3,186
Transaction costs related to acquisitions		2,160
Purchase accounting adjustments related to acquisitions and investments		333
Foreign currency effects (1)		4,236
Adjusted Earnings before Income Taxes		$77,611

Provision for Income Taxes		$19,158

Adjustments:
Restructuring initiatives		895
Transaction costs related to acquisitions		379
Purchase accounting adjustments related to acquisitions and investments		53
Foreign currency effects (1)		1,199
Adjusted Provision for Income Taxes		$21,684

Net Income Attributable to Noncontrolling Interests		$(5)

Net Income Attributable to AptarGroup, Inc.		$48,533

Adjustments:
Restructuring initiatives		2,291
Transaction costs related to acquisitions		1,781
Purchase accounting adjustments related to acquisitions and investments		280
Foreign currency effects (1)		3,037
Adjusted Net Income Attributable to AptarGroup, Inc.		$55,922

Average Number of Diluted Shares Outstanding		66,192

Net Income Attributable to AptarGroup, Inc. Per Diluted Share (2)		$0.73

Adjustments:
Restructuring initiatives		0.03
Transaction costs related to acquisitions		0.03
Purchase accounting adjustments related to acquisitions and investments		0.01
Foreign currency effects (1)		0.04
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share (2)	$0.84 - $0.92	$0.84

(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings per share using foreign currency exchange rates as of September 30, 2020.
(2) AptarGroup’s expected earnings per share range for the fourth quarter of 2020 is based on an effective tax rate range of 27% to 29%. This tax rate range compares to our fourth quarter of 2019 effective tax rate of 28% on reported and adjusted earnings per share.

Contacts

Investor Relations Contact:
Matt DellaMaria
matt.dellamaria@aptar.com
815-479-5530

Media Contact:
Katie Reardon
katie.reardon@aptar.com
815-479-5671